Exhibit 10.10

Agreement No.: 001202018K00152

UTime 200

Credit Agreement

 [Unofficial English Translation]

Shenzhen Rural Commercial Bank

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Parties to the Agreement:

Credit Grantor (Lender): Longhua Sub-branch of Shenzhen Rural Commercial Bank

Legal Representative/Person in Charge: Liu Yachun

Address: No.1003, Minzhi Avenue, Longhua District, Shenzhen City Tel: 28192182

Credit Applicant (Borrower): United Time Technology Co., Ltd.

ID Card No.:

Legal Representative/Person in Charge: Minfei Bao

Guarantor: Minfei Bao

ID Card No.: 510402197304140958

Legal Representative/Person in Charge:

(Note: It is unnecessary for natural persons to fill in the item “Legal Representative/Person in Charge”, and it is unnecessary for non-natural persons to fill in the item “ID Card No.”)

The Credit Grantor, Credit Applicant and Guarantor reach this Agreement through full negotiation on the basis of equality and voluntariness in accordance with the relevant laws and regulations of the People's Republic of China and the provisions of the relevant interest rate documents of the People's Bank of China for adherence.

This Credit Agreement is made in triplicate, with the Credit Grantor holding two copies, the Credit Applicant, the Guarantee and the Mortgage (Pledge) Registration Authority each holding one copy, and the Agreement number is 001202018K00152, which has the same legal effect.

Terms of Credit

Article 1 Credit Line

The Credit Grantor shall provide the Credit Applicant with a credit line of (in words) Two Million Yuan only (in figures) RMB 2,000,000.00.

The credit period is 36 months, which shall be from August 9, 2018 to August 8, 2021.

Article 2 The credit line under this Agreement can be used for the first of the following businesses (multiple choices are available):

1. Loans;

2. Discount of Commercial Acceptance Bill;

3. Discount of Bank Acceptance Bill;

4. Acceptance of Bank Acceptance Bill;

5. Issuing of Letter of Guarantee;

6. Others----

Article 3 The Credit Applicant agrees to use the following account opened in Shenzhen Rural Commercial Bank as the account for credit use (such as entering the item of expenditure in the accounts of goods), payment, withdrawal of funds and settlement of arrears under this Agreement: the account name is United Time Technology Co., Ltd., and the account number is 000263231318.

Article 4 This credit line shall be used in the following 1 method:

1. Revolving              2. Non-revolving              3. Agreed Separately.

Article 5 The repayment date of the business under this credit line shall be the 21st day of each month. If there is no such date in the month, the last day of the month shall be the repayment date, and the last repayment date shall be the maturity date of the loan. If otherwise agreed, the specific agreement shall prevail.

Article 6 The first payment method shall be selected for the credit funds under this Agreement. For the specific agreement of each payment method, please refer to Article 21 of the Agreement.

1. Independent Payment 2. Entrusted Payment 3. Independent Payment + Entrusted Payment 4. Agreed Separately.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 7 The annual rate of the occupancy fee for the Agreement quota is 0.00%, which shall be charged by using the fourth method in Article 19 of the Agreement.

Article 8 The guarantee of this Agreement shall be in the following second or fourth methods (multiple choices are available):

1. Credit method, Credit Applicant does not need to provide guarantees;

 2. Minfei Bao shall be the Guarantor for the arrears owed by the Credit Applicant under this Agreement, and shall provide the guarantee of joint and several liability for the maximum amount;

 3. --- shall provide a mortgage guarantee for the maximum amount for the arrears owed by the Credit Applicant under this Agreement with his legally owned and disposable ---- (property);

 4. Minfei Bao shall provide a pledge guarantee for the maximum amount for the arrears owed by the Credit Applicant under this Agreement with his legally owned and disposable property (rights) in the List of Pledged Property;

 5. Other guarantee methods---.

Article 9 Loans within the Credit Line (hereinafter referred to as “Loans”)

1. The loan interest rate within this credit line shall be calculated by fixed interest rate. Please refer to Article 11 and Article 17 of this Agreement for details.

2. The purpose of the loan: refer to Article 11 of this Agreement for details.

3. Repayment method: refer to Article 11 of this Agreement for details.

Notes: the actual amount, starting date, maturity date, interest rate and interest payment date of the loan shall be subject to the Loan Receipt.

Article 10 Disputes that cannot be settled through negotiation between the parties concerned shall be settled by using the first of the following methods.

1. To bring a lawsuit to the people's court where the Credit Grantor is located;

2. To apply to the ---- Arbitration Commission for arbitration, the Commission shall make a final decision in accordance with the arbitration rules in force at that time, and the findings shall be binding for each party.

Article 11 Special terms and conditions agreed upon by the parties. In case of any inconsistency between other clauses of this Agreement and this clause, this clause shall prevail.

1. The non-revolving credit line is 2 million Yuan only, which is valid for 3 years, and for which, 30% of the equity of the Credit Applicant held by Bao Minfei shall be pledged as security, and Bao Minfei shall provide an guarantee for joint and several liability, and have the pledge registered, so that the credit line can be established. Under the credit line, a sub-credit line shall be established. sub-credit line I: a non-revolving credit line of 2 million yuan, with a valid period of 3 years, and a fixed monthly interest rate of 7.2‰. The Interest shall be paid on a monthly basis, and the principal shall be repaid at a fixed rate of 2% of the original amount, also on a monthly basis, with the balance fully repaid on the due date. The non-revolving credit line shall be used for working capital turnover.

2. (1) The amount of no less than RMB 1.2 million of the monthly revenue of Credit Applicant or associated person shall be placed in the supervised account of the Credit Grantor; other payments may be made only after the monthly principal and interest are paid off: (2) The Credit Applicant can only make payments after the Credit Grantor signs a wage payment agreement. All the above conditions must be met, otherwise the Credit Grantor shall have the right to raise the loan interest rate by 50% from the date of funding or have the right to recover the payment in advance.

Article 12 All Debts under this Agreement (collectively referred to as "Arrears" in this Agreement)

All debts under this Agreement refer to all the money owed by the Credit Applicant to the Credit Grantor, including loan principal, interest, penalty interest, compound interest, liquidated damages, damages, quota occupation fees, necessary expenses (including but not limited to lawyer's fees, legal fees, arbitration fees, enforcement fees, assessment fees, notarial fees, etc.) for the realization of Credit Grantor's rights and security rights under this Agreement and relevant expenses paid on behalf of the Credit Applicant.

Terms of Credit Line

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 13 The credit line refers to the maximum limit provided by the Credit Grantor to the Credit Applicant after comprehensive evaluation of the credit, financial status, operation and management of the Credit Applicant, including local and foreign currency loans, trading finance, discount, letter of guarantee and other businesses.

Article 14 The sum of all credit balances under this credit line shall not exceed the credit line at any time, the credit balance of a single type of business shall not exceed the specific agreement on the maximum credit line for this type of business, and the sum of the accumulated use line of non-revolving credit line shall not exceed the maximum limit of non-revolving credit line.

Article 15 Credit period refers to the effective period of the credit line provided by the Credit Grantor to the Credit Applicant. The Credit Applicant shall use the credit line provided by the Credit Grantor within the current period. The maturity date of a single credit shall not exceed the termination date of the credit period. After the expiration of the credit period, the credit line shall be terminated automatically.

Article 16 If the Credit Applicant needs to use the credit line, it must apply one by one and provide relevant information as requested by the Credit Grantor. After the approval of the Credit Grantor, a Loan Receipt shall be signed with Credit Grantor, and the Credit Grantor shall go through the procedures of entering an item of expenditure in the accounts.

Article 17 Loan Interest Rate, Interest Rate Adjustment and Interest Settlement under Credit Line

(1) The loan under the credit line shall bear interest according to the interest-bearing method stipulated by the People's Bank of China, and the benchmark interest rate for loans with the same term published by the People's Bank of China on the date of issuance shall be taken as the benchmark interest rate. The Credit Grantor shall have the right to decide the conversion method of the daily interest rate.

(2) The interest in this Agreement can be calculated by using fixed interest rate or floating interest rate: when the fixed loan interest rate is adopted, the interest shall be paid according to the fixed interest rate agreed in Article 9 of this Agreement; when the floating loan interest rate is adopted, the loan interest rate = loan benchmark interest rate x loan interest rate floating coefficient, and the specific loan interest rate floating coefficient shall be agreed in Article 9 of this Agreement. The loan shall be settled on the day before the interest payment date agreed in this Agreement.

(3) After the signing of this Agreement, the Credit Grantor shall have the right to make corresponding adjustments to the loan benchmark interest rate and interest rate floating coefficient according to the regulations of the People's Bank of China, the changes in the interbank interest rate level in the place where the Credit Grantor is located and the agreements in this Agreement. Such adjustments have been acknowledged by Credit Applicant and each Guarantor, thus it's unnecessary to notify in advance. The loan benchmark interest rate shall be adjusted quarterly and will be adjusted at the end of each quarter on the 21st of the quarter-end month.

(4) If the Credit Applicant fails to repay the loan on schedule, the overdue principal shall be charged interest at the overdue loan interest rate from the date of overdue, and the overdue loan interest rate shall be 50% higher than the current implemented loan interest rate. For the interest that the Credit Applicant fails to pay on schedule, 50% of compound interest will be charged on the current loan interest rate level from the date of overdue payment.

(5) If the Credit Applicant fails to use the loan for the purpose agreed in this Agreement, the Credit Grantor shall have the right to collect interest at the penalty interest rate of misappropriated loans from the date when the loan is not used for the agreed purpose. The penalty interest rate of misappropriated loans shall be 100% higher than the current loan interest rate. If the loan is misappropriated and overdue at the same time, the penalty interest will be calculated based on the higher one.

Article 18 Early Repayment

If the Credit Applicant want to repay in advance, it shall apply to the Credit Grantor in writing thirty days in advance to obtain the consent of the Credit Grantor. The prepaid principal and interest of the loan shall be paid off before the prepayment. The Grantor has the right to require the Credit Applicant to pay an additional interest of not more than three months as liquidated damages for the early repayment according to the amount of prepayment principal and the loan interest rate at the time of such early repayment.

For the loan principal repaid in advance, the interest will be postponed to the next interest payment date, and the principal and interest repaid in each period will be recalculated according to the remaining loan principal and the number of remaining repayment periods in the repayment method agreed in this Agreement.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 19 The Credit Grantor shall have the right to collect the quota occupation fee from the Credit Applicant in the following four ways:

1. It shall be collected in one lump sum when opening an account, and the credit line occupation fee = credit line x days of the credit period x annual rate/360;

2. Calculated on a daily basis, it shall be charged monthly (repayment date) from Credit Applicant, and the daily credit line occupation fee - unused credit line on the current day x annual rate/360;

3. The credit line occupation fee shall be calculated according to the accumulated unused total credit line at the credit termination date: the credit line occupation fee = the sum of the daily unused credit line during the credit period x annual rate/360;

4. To be agreed separately.

Article 20 If the credit line is used for non-loan businesses, the specific business agreements which may be signed separately.

Terms of Payment

Article 21 Agreement on Payment Methods

1. Independent payment means that the Credit Applicant shall independently pay the transaction object of the Credit Applicant that meets the purposes agreed in this Agreement after the Credit Grantor distributes the credit funds to the account of Credit Applicant according to the withdrawal application of the Credit Applicant. If this payment method is adopted, the Credit Applicant shall provide the Credit Grantor with materials explaining the flow of credit funds such as the Fund Allocation Plan, and report the payment of funds to the Credit Grantor regularly (at least quarterly) after payment. The Credit Grantor may check whether the payment of credit funds conforms to the purpose agreed in this Agreement through account analysis, voucher inspection or on-site investigation.

2. Entrusted payment means that the Credit Grantor shall pay the credit funds of the Credit Applicant to the transaction object that meets the purposes agreed in this Agreement through the account of Credit Applicant according to the withdrawal application and payment entrustment of the Credit Applicant. If this payment method is adopted, the Credit Applicant shall submit the payment entrustment (specifying the specific purpose, payment object, payment amount and other information) and the corresponding business Agreement and other supporting materials when applying for withdrawal from the Credit Grantor, and the payment shall only be made after the Credit Grantor conducts formal examination and confirmation (Note: the examination and confirmation do not constitute the obligation of the Credit Grantor). If the materials provided by the Credit Applicant are incomplete, incorrect, false or inconsistent with the purposes agreed in the Agreement, the Credit Grantor shall have the right to refuse to perform relevant withdrawal and payment instructions or require the Credit Applicant to supplement and rectify.

3. Independent Payment + Entrusted Payment. If this payment method is adopted, the requirements for entrusted payment and independent payment are the same as above.

Article 22 The Credit Applicant shall not evade the supervision of the Credit Grantor through online banking, transferring service of transfer cheque, breaking up the whole into parts, etc. The Credit Grantor shall have the right to pre-control the account of the Credit Applicant (the control amount shall not exceed the total credit amount), and restrict his/her payment behavior and exchange function of non-counter channels such as online banking and mobile banking.

Article 23 If the Credit Applicant is a legal person or any other organization, and affixes a seal consistent with the reserved seal of the credit lending account on the application and entrustment related to Loan Receipt, withdrawal and payment, the legal effect of this seal shall be equivalent to the signature and official seal of the Legal Representative/Person in Charge of the Credit Applicant, and it shall be recognized by all parties to this Agreement.

Article 24 The Credit Grantor shall have the right to unilaterally change the payment method according to the provisions of the People's Bank of China, China Banking Regulatory Commission and other regulatory agencies as well as the credit status of the Credit Applicant. If the Credit Applicant needs to change the payment method, it must submit a written application to the Credit Grantor and obtain the written consent of the Credit Grantor.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 25 Special Arrangement on Payment

If the Credit Applicant withdraws or instructs the transaction object to transfer all or part of the credit funds to other accounts of the Credit Applicant or other third-party accounts unrelated to the transaction without authorization, or if the credit funds are returned to the account of the Credit Applicant for any reason after payment and used without the written consent of the Credit Grantor, it shall be deemed that the Credit Applicant has diverted the credit funds under this Agreement for other purposes and has breached the Agreement.

Terms of Maximum Guarantee

Article 26 Agreement on Guarantee

(1) The Credit Grantor is the Secured Party, and its security rights shall include mortgage, pledge and other security rights. The Guarantor, Mortgagor, Pledgor and other guarantee providers shall be collectively referred to as the Guarantor, and the mortgaged property, pledge and other guaranties and rights shall be collectively referred to as the Guaranty. For details of the guarantee, please refer to Article 8 in this Agreement and the List of Guaranty attached to this Agreement.

(2) Scope of guarantee: please refer to Article 12 of this Agreement for details of all debts under this Agreement.

(3) Period of guarantee: if the method of guarantee is adopted, the period of guarantee shall be two years from the effective date of this Agreement to the maturity date of it; if the methods of mortgage, pledge or others are adopted, the period of guarantee shall be from the effective date of this Agreement to the repayment of all debts under this Agreement.

(4) The guarantee under this Agreement shall be independent, valid, irrevocable and unconditional, and the guarantee liabilities of Guarantor shall not be reduced or exempted due to the following circumstances.

1).	Fraud, reorganization, suspension of business, bankruptcy or change or loss of civil capacity of the Credit Applicant or other guarantors;

2).	If the Credit Applicant or other guarantors violate the Agreement, the Credit Grantor takes sanction measures for breach of agreement;

3).	If the Credit Applicant and the Credit Grantor reach a reforming, reorganization or settlement agreement on the debts under this Agreement;

4).	If this Agreement is partially or completely invalid for any reason.

5)	If there are multiple guarantees under this Agreement, each guarantor shall independently bear joint and several guarantee liabilities for all arrears under this Agreement. If the Credit Applicant breaches the Agreement, the Credit Grantor shall have the right to directly require each guarantor to immediately perform the guarantee liabilities individually or jointly. The Credit Grantor shall have the right to waive, change or relieve the guarantee liabilities of one guarantor, and the other guarantors shall still perform the guarantee liabilities according to the agreement in this Agreement.

6)	If it is necessary to handle the formalities on mortgage registration, pledge registration or other guarantee registration and notarization in accordance with law, the Guarantor shall handle it in a timely manner according to the requirements of the Credit Grantor, and the relevant expenses shall be borne by the Guarantee. On the date of completing registration, the original documents of Property Right Certificate of Mortgaged Property or Certificate of Use, Pledged Property, Certificate of Rights, other real right guarantee certificates on guaranties and registration certificate shall be possessed and kept by the Credit Grantor.

7)	In case of major changes or influences in the Guarantee or the Guaranty, or other circumstances that may affect the guarantee ability, the Credit Grantor shall have the right to require the Credit Applicant or Guarantor to separately provide full guarantee and cooperate in handling relevant formalities on assessment, registration, etc. If the Guaranty is damaged, lost or otherwise damaging the creditor's rights of the Credit Grantor due to the fault of the Guarantor, the Guarantor shall bear joint and several liabilities for the losses caused to the Credit Grantor regardless of the cause of the infringement and the infringer.

8)	During the performance of the Credit Agreement, it is unnecessary for the Credit Grantor and the Credit Applicant to obtain the consent of the Guarantor for any change in the Loan Agreement except for the renewal of the credit or the increase of the loan principal, and the Guarantor shall not be exempted from liabilities due to the change in the Credit Agreement.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

9)	The Guarantor confirms that no matter what method the Credit Applicant and the Credit Grantor adopt to enter an item of expenditure in the accounts, the amount, term and repayment method of credit funds including loans that do not exceed the credit line shall be determined by the Credit Applicant and the Credit Grantor, and the Guarantor shall know all about this and have no objection.

10)	If the Credit Applicant fails to pay off the arrears on time and claims the guarantee right, resulting in the guaranties being sealed up or detained by the people's court according to law, the Credit Grantor shall have the right to collect the natural income separated from the guaranties and the legal income collected by the Guarantor on guaranties.

11)	Without the written consent of the Credit Grantor, the Guarantee shall not dispose of the Guaranty in any form such as transfer, division, re-mortgage, debt repayment, etc. or set restrictions that hinder the Credit Grantor from exercising the guarantee right.

12)	After all the arrears under this Agreement are returned, the Real Right Guarantee Certificate, Pledged Property and Property Insurance Policy kept by the Credit Grantor shall be returned to the Guarantor, and the Guarantee shall be assisted in handling the formalities for cancellation of guarantee registration. If the ownership of the same Guaranty is more than two (inclusive), the Credit Grantor shall be deemed to have fulfilled the obligation of return to all parties concerned if it returns the Real Right Guarantee Certificate, Pledged Property and Property Insurance Policy to one of them.

Article 27 Other Arrangements on Assurance and Guarantee

1. Even if there is a Credit Applicant or a third party who can provide assurance or material guarantee for the debts of the Credit Applicant under this Agreement, the Credit Grantor shall still have the right of recourse to the Guarantor in advance without exercising other guarantee rights in advance.

 2. If the Guarantor fails to assume the guarantee liabilities as agreed in this Agreement, the Credit Grantor shall have the right to deduct the money from the accounts opened by the Guarantor in all business agencies of Shenzhen Rural Commercial Bank until all the arrears under this Agreement are paid off.

Article 28 Other Agreements on Mortgage Guarantee

1. The Mortgagor shall obtain the written consent of the Credit Grantor before leasing the mortgaged property or pricing the mortgaged property for investment.

2. During the mortgage period, the mortgaged property shall be kept by the Mortgagor or its entrusted agent, who shall be responsible for repairing and maintaining the mortgaged property and ensuring that the mortgaged property is in good condition, and shall be subject to inspection by the Credit Grantor at any time.

Article 29 Other Agreements on Pledge Guarantee

1. During the duration of the Agreement, if any loss occurs to the pledged property due to force majeure, the Credit Grantor shall not be liable for any compensation.

2. If the pledged property is a right, and if laws and regulations require that the pledge act be recorded in the certificate of right, the pledge act shall be recorded.

Article 30 Realization of Real Right Guarantee (including Mortgage Right, Pledge Right, etc.)

If the Credit Applicant or Guarantor breaches the Agreement, the Credit Grantor shall have the right to dispose of the guaranty in accordance with the law in the manner deemed appropriate by the Credit Grantor and shall have priority in compensation. The Guarantor shall assist the Credit Grantor to handle all necessary formalities as required by the Credit Grantor, and the disposition methods include but are not limited to:

1. The Credit Grantor directly discounts the guaranty, or auctions or sells the guaranty;

2. Dispose the guaranty according to legal procedures.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 31 If the Guarantor fails to fully perform the guarantee obligations agreed in this Agreement, the Guarantor shall not recover or claim rights from the Credit Applicant, and the right of recourse obtained by the Guarantor according to law after fully performing the guarantee liabilities shall not be superior to the right of recourse of the Credit Grantor for arrears under other agreements.

Article 32 Insurance

(1) If required by the Credit Grantor, the Guarantor shall, before using the credit line, handle the insurance of the guaranty according to the types of insurance, period of insurance, insured amount and qualification of Insurer required by the Credit Grantor, and the original insurance policy shall be handed over to the Credit Grantor for safekeeping.

(2) The insurance compensation shall give priority to the repayment of the arrears under this Agreement, the Guarantor shall irrevocably authorize the Credit Grantor to receive the insurance compensation on its behalf and to have priority in repaying the secured creditor's rights. The Credit Grantor shall have the right to dispose of the guaranty in accordance with the provisions of the Property Law of the People's Republic of China and the Guarantee Law of the People's Republic of China for the insufficient part, and the excess part shall be returned to the Beneficiary in the next order by the Credit Grantor.

(3) The Guarantor shall ensure to pay the insurance premium on time and shall not cancel the insurance during the period of guarantee. If the Credit Applicant fails to pay off the arrears during the credit period or at the expiration of the insurance period, and if the insurance is interrupted or not renewed, the Credit Applicant shall have the right (but no obligation) to handle the insurance on its behalf. All relevant expenses shall be paid by the Guarantor, and the Credit Applicant shall be jointly and severally liable for repayment. The losses caused by the interruption of the insurance shall be assumed by the Guarantor.

Special Representations and Warranties

Article 33 Special Representations and Warranties of the Credit Applicant and the Guarantor (hereinafter collectively referred to as the "Declarant")

1. The Declarant shall have the complete capacity for civil rights and civil conducts that will not affect the legal effect of this Agreement.

2. The Declarant promises to abide by the principle of good faith. All information provided by the Declarant to the Credit Grantor before and after the granting of credit shall be true, accurate, complete, legal and effective, and shall not contain any major errors or omissions that are inconsistent with the facts.

3. The Declarant has been fully authorized or approved by the superior department or the unit's competent decision-making body to sign this Agreement, and this Agreement shall have legal and effective binding force on the Declarant from the date of signing.

4. The signing of this Agreement is the true intention of the Declarant, and there is no fraud or coercion.

5. During the effective period of this Agreement, if any major event that affects the performance of its obligations under this Agreement or may adversely affect the Declarant and its main property occurred or is planned to be carried out on the Declarant, the Declarant shall immediately notify the Credit Grantor in writing and provide relevant explanatory materials, meanwhile, it shall actively implement the guarantee measures for repayment of the arrears under this Agreement according to the requirements of the Credit Grantor. Major events that may have adverse effects include:

a. The alteration or modification of the shareholding structure, industrial and commercial registration, business scope and articles of association of the Company, or the contracting, leasing, shareholding system reform, joint venture, merger (consolidation), division, equity restructuring, joint venture, alteration of property right or adjustment of the business mode by cooperating with foreign investors, etc.;

b. The Declarant or its main management personnel (such as legal representatives, directors, financial officers and so on) are involved in party (government) discipline investigation, major economic disputes, litigation, arbitration or criminal, administrative punishment, seizure, detention or other disputes;

 c. The Declarant is revoked with business license, dissolved, closed down, suspended, declared bankrupt, unemployed, dead (including declared dead), or missing (including declared missing);

d. The Declarant or its controlling shareholders and actual controllers have suffered heavy losses or deficits;

e. The related party transactions accounting for more than 10% of the net assets of the Credit Applicant occur;

f. The ownership disputes occur over guaranty, other major properties and settlement accounts, or the preservation measures are taken;

g. Other major matters that may affect its solvency or guarantee ability, or circumstances that endanger the safety of the creditor's rights of Credit Grantor.

6. The signing of this Agreement or the performance of its obligations under this Agreement by the Declarant shall not violate any other agreements entered into by the Declarant, nor shall it have any conflicts in laws and commercial interests with other agreements entered into by the Declarant.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

7. The purpose of credit granting shall comply with laws, regulations and national policies. Credit Applicant shall not change the purpose of the loan or use the loan for other purposes without authorization, and shall not use the loan for purposes prohibited by laws and regulations such as investment in securities and equity.

8. The laws and regulations of the state shall be strictly abode by to carry out production and business, and the formalities for the annual inspection and annual review shall be handled on time.

9. Any creditor's rights that have expired shall not be given up, and the existing main property and creditor's rights shall not be disposed free of charge or in other inappropriate ways.

10. The Guarantor shall have legal, complete and undisputed ownership or disposition of the guaranty, and the guaranty shall not be used to provide guarantee for any third party before this Agreement.

11. The Declarant shall not transfer any rights and obligations under this Agreement without the written consent of the Credit Grantor.

12. During the credit granting period, the post-shipment inspection conducted by the Credit Grantor for the Declarant or guaranty shall be unconditionally accepted, and all necessary materials including but not limited to financial statements, bank account settlement statement, and tax payment vouchers shall be provided as required by the Credit Grantor.

Terms of Rights and Obligations

Article 34 The Credit Applicant shall enjoy the following rights

1. Have the right to require the Credit Grantor to provide loans or other credits under the credit line according to the conditions agreed in this Agreement;

2. Have the right to use loans or other credits under the credit line as agreed in this Agreement;

3. Have the right to require the Credit Grantor to keep confidential the production, operation, property, account and other information provided by the Credit Applicant, except as otherwise agreed by laws, regulations and this Agreement.

Article 35 The Credit Applicant shall undertake the following obligations

1. Repay the arrears in full and on time as agreed in this Agreement and the Loan Receipt; if the repayment date is the day of "T", the Credit Applicant shall deposit sufficient funds to pay the arrears (up to the day of "T") into the account agreed in this Agreement before the end of the counter business of the Credit Grantor on the day of "T-1", and shall irrevocably authorize the Credit Grantor to directly deduct the arrears from the account; if the funds in the account are not sufficient for the payment of the arrears, the Credit Grantor shall have the right to deduct the arrears from any other accounts opened by the Credit Applicant in all business institutions of Shenzhen Rural Commercial Bank, and have the right to control the funds in the relevant accounts, and the control amount shall be limited to the total amount of arrears; if the deducted amount is inconsistent with the currency of this Agreement, the deducted amount shall be calculated according to the applicable exchange rate of the corresponding currency announced by the Credit Grantor on the deduction date;

2. Provide the documents and materials required by the Credit Grantor, as well as all the deposit banks, account numbers and deposits and loan balances, to ensure the normal status of the loan issuing and repayment accounts (including not being sealed up and frozen) and cooperate with the investigation, review and inspection of the Credit Grantor;

3. Use the credit line according to the purpose agreed in this Agreement;

4. Accept the inspection and supervision of the Credit Grantor on the use of its credit line and relevant production, operation and financial activities, and provide the Credit Grantor with the financial statements at the end of the previous quarter and other materials required by the Credit Grantor before the end of the first month of each quarter;

5. The Credit Applicant shall notify the Credit Grantor in writing and obtain the consent of the Credit Grantor before implementing the following acts:

a. Apply for credit or loans from financial institutions other than the Credit Grantor.

b. Provide any form of guarantee for third parties.

c. Acts listed in Item a of Paragraph 5 of Article 33 in this Agreement.

6. Assume the expenses incurred in credit evaluation, mortgage (pledge) evaluation, notarization and so on related to this Agreement.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 36 The Credit Grantor shall enjoy the following rights

1. If the material provided by the Credit Applicant does not meet the requirements of the Credit Grantor or the credit granting item lags behind the progress of the use of credit funds, the Credit Grantor shall have the right to refuse the application for the use of credit line and the payment entrustment of the Credit Applicant;

2. Have the right to require the Credit Applicant to repay the arrears on schedule, and have the right to decide the deduction sequence of various arrears;

3. Have the right to require and supervise the Credit Applicant to use the credit line according to this Agreement or each specific Agreement;

4. Have the right to carry out post-shipment inspection on the Credit Applicant, Guarantor and Guaranty, and have the right to require the Credit Applicant and Guarantor to eliminate any adverse effects on the performance of the obligations under this Agreement;

5. The Credit Grantor may recover the loan and other credits in advance according to the withdrawal of funds from the Credit Applicant.

6. If the Credit Applicant and the Guarantor fail to perform the stipulations and obligations of this Agreement, the Credit Grantor shall have the right to impose the sanctions agreed in this Agreement.

Article 37 The Credit Grantor shall undertake the following obligations

1. Provide credit to the Credit Applicant within the credit line according to the stipulations of this Agreement, each specific Agreement and receipt for a loan;

2. Have to keep confidential the assets, production, operation and finance of the Credit Applicant and the Guarantor, except for the use of the Credit Grantor due to relevant business needs and otherwise provided by laws and regulations.

Article 38 The Guarantor shall enjoy the following rights

1. Know the arrears under this Agreement and the repayment of the Credit Applicant from the Credit Grantor.

2. Have the right to require the Credit Grantor to keep confidential the production, operation, property, account and other information provided by the Guarantor, except as otherwise agreed by laws, regulations and this Agreement.

3. Have the right of recourse according to law after fully performing the guarantee responsibilities and obligations under this Agreement.

Terms of Default

Article 39 If the Credit Applicant or Guarantor fails to perform any agreement in this Agreement, or if the "special representations and warranties" made by the Credit Applicant or Guarantor are false or faulty or are not performed, it shall be deemed as a breach of Agreement and the Credit Applicant or Guarantor shall bear the liability for breach of Agreement according to law.

Article 40 Without the written consent of the Credit Grantor, the Credit Applicant and the Guarantor shall not terminate this Agreement for any reason including but not limited to the breach of Agreement by either party to the Agreement.

Article 41 Under the following circumstances, the Credit Grantor shall have the right to suspend or terminate the Agreement, announce the early maturity of all loans already issued, and stop issuing the loans not yet issued. The Credit Applicant shall immediately repay the loans already issued, other credits and other arrears as required by the Credit Grantor, and the Guarantor shall immediately perform the guarantee liabilities as required by the Credit Grantor:

1. The credit status of the Credit Applicant decreases or the credit record deteriorates;

2. The Credit Applicant or Guarantor fails to perform the special terms agreed in the Article 11 of this Agreement;

3. Part of the Agreement is invalid or violates laws and regulations for any reason;

4. The credit granting behavior under this Agreement does not conform to the provisions of the new laws and regulations due to legislative changes;

5. Changes in national laws and regulations or local government policies (including the financial management policies of the People's Bank of China, China Banking Regulatory Commission and other regulatory agencies), leading to changes in the credit policy of the Credit Grantor or violations of relevant policies and regulations in this Agreement.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 42 If the Credit Applicant and the Guarantor breach the Agreement, the Credit Grantor shall have the right to impose the following sanctions respectively or simultaneously. The Credit Applicant and the Guarantor have no objection to this:

1. Require the Credit Applicant and the Guarantor to correct the acts breaching the Agreement or increase the guarantee measures for repayment of arrears under this Agreement;

2. Reject any application for the use of credit line by the Credit Applicant;

3. Demand the Credit Applicant to repay or repay in advance the loans, arrears and other credits;

4. Directly deduct the deposits of the Credit Applicant or Guarantor in any account opened by all business institutions of Shenzhen Rural Commercial Bank to pay off the arrears of the Credit Applicant, which shall not constitute an obligation;

5. Have the right to demand the Guarantor to perform the guarantee liabilities and pay off all the arrears under this Agreement on behalf of it or in advance;

6. Have the right to charge liquidated damages not exceeding 10% of the amount of the loan that the Credit Applicant fails to pay and use as agreed;

7. Suspend/terminate the execution of the Agreement or unilaterally terminate the Agreement;

8. Have the right to implement credit sanctions in accordance with relevant regulations of the People's Bank of China;

9. Collect by carrying out legal procedures in accordance with the law.

Article 43 In case of any of the following circumstances, the Credit Grantor shall have the right to immediately bring a lawsuit or arbitration to collect the loan and other arrears:

1. The Credit Applicant fails to repay the loan principal and interest in full and on time as agreed in this Agreement;

2. The Credit Applicant or Guarantor provides false loan application materials or post-shipment inspection materials to the Credit Grantor;

3. The Credit Applicant fails to use the loan for the purpose agreed in this Agreement or fails to make payment according to the agreed payment method;

4. The Credit Applicant or Guarantor breaches the Agreement and fails to correct, repay or assume the guarantee liabilities as required by the Credit Grantor;

5. The Credit Applicant or Guarantor breaches the Agreement and the Credit Grantor believes that it damages its legitimate rights and interests.

Article 44 During the performance of this Agreement, the Credit Grantor's consent to bear, extend a time limit or postpone the performance of any breach of Agreement by the Credit Applicant or Guarantor, or the postponing of the execution of the rights and interests or that the Credit Grantor shall enjoy under this Agreement shall not affect, damage or restrict the rights and interests that the Credit Grantor shall enjoy in accordance with the law or under this Agreement, nor shall it be regarded as the permission or recognition of the Credit Grantor for any breach of Agreement, or the Credit Grantor's waiver of the right to take actions against the existing or future breach of Agreement.

Other Terms

Article 45 Requirements for the Credit Grantor, Credit Applicant and Guarantor on the Notice Related to this Agreement.

1. The Credit Grantor's notice or request to the Credit Applicant and Guarantor may be delivered by personal delivery, letter, media (including the Credit Grantor's website, the same below), e-mail, short message, telephone, fax, etc. If the letter is sent by registered mail or express delivery, it shall be deemed to have been delivered three days after it is sent; if delivered by hand, the receipt of the recipient shall be deemed to have been served, and if the recipient refuses to accept it, it shall be deemed to have been served on the date of rejection.

2. The notice or request of the Credit Applicant and each guarantor to the Credit Grantor shall be made in writing and shall not be deemed to have been delivered until the Credit Grantor actually signs for it.

3. The address of the Credit Grantor shall be subject to the stipulations in this Agreement, and any change shall be announced in the media. If the Credit Applicant or Guarantor is a non-natural person, the correspondence address shall be subject to the address recorded on the legal registration certificate; if it is a natural person, the address or ID card address recorded in the information provided by the such natural person to the Credit Grantor shall prevail; if there is any change, the Credit Grantor shall be notified in writing.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Article 46 The following documents or annexes (if any) shall be an integral part of this Agreement and shall have the same legal effect.

1. The specific Business Agreement, Loan Receipt, Guaranty List, Letter of Declaration, Letter of Undertaking and so on under this Agreement;

2. Written Supplementary Agreement/Agreement reached by the parties on the matters not covered and changes in this Agreement;

3. All kinds of applications and power of attorney submitted by the Credit Applicant and the Guarantor to the Credit Grantor and confirmed and approved by the Credit Grantor.

Article 47 The signing, interpretation and matters not covered in this Agreement shall be governed by the laws of the People's Republic of China. Any dispute in the performance of the Agreement shall be settled by the parties through negotiation. If the parties fail to reach an agreement through negotiation, the dispute shall be settled in the manner agreed in Article 10 of this Agreement. During the period that the dispute fails to be unresolved, the parties shall continue to perform other clauses stipulated in the Agreement, except for matters in dispute.

Article 48 Supplementary Provisions

(1) Entry into Force and Invalidation of the Agreement

This Agreement shall come into force after the personnel of each party with the right of signing have signed it (if the party concerned is a legal person or other organization, its official seal or special seal for Agreement shall be affixed) and the guarantee procedures agreed in Article 8 of this Agreement have been handled, and it shall be automatically invalid until the arrears under this Agreement are paid off.

(2) Agreement Modification

1. If either party needs to change the terms of this Agreement, it must obtain the written consent of the other party unless otherwise agreed in this Agreement.

2. The Credit Grantor may transfer its rights under this Agreement to other parties without obtaining the consent of the Credit Applicant or each guarantor. The Credit Grantor shall notify the Credit Applicant and each guarantor of the transfer of rights, and the notice may be made in writing, in the form of a public announcement in the media, or in other forms. If the Credit Grantor needs to change the guarantee registration for the transfer of rights, the Guarantor shall cooperate.

3. If the Credit Applicant intends to transfer the debts under this Agreement to a third party, it shall obtain the written consent of the Credit Grantor and each guarantor, and this Agreement shall continue to be valid until the Transferee and the Credit Grantor re-sign the Agreement.

(3) The Credit Applicant and the Guarantor irrevocably authorize the Credit Grantor to provide their identity information, loan information and other credit information to the People's Bank of China and other credit rating agencies approved by the government. All consequences arising from the use of the above-mentioned information by the above-mentioned institutions for any use or purpose or from the provision of the above-mentioned information to the outside persons shall be handled by the above-mentioned institutions through their own negotiation and have nothing to do with the Credit Grantor.

(4) If there is no definite evidence to the contrary, both the Credit Applicant and the Guarantor shall recognize the arrears, repayment records or vouchers provided by the Credit Grantor, and shall not raise any objection for the above records and vouchers unilaterally produced by the Credit Grantor.

Shenzhen Rural Commercial Bank	Innovating Finance, and Serving Community

Important Note:

All terms of this Agreement have been fully negotiated by the parties. The Credit Grantor (hereinafter referred to as "the Bank") has drawn the other parties concerned to read all the terms and conditions and paid special attention to the terms and conditions regarding the exemption or limitation of the Bank's responsibilities, the certain rights unilaterally possessed by the Bank, the increase of the responsibilities of the other parties concerned or the terms limiting the rights of the other parties concerned, and has made a full and accurate understanding of them. The Bank has made corresponding explanations on the terms of this Agreement at the request of other parties concerned, and the parties to the Agreement have the same understanding of the terms of this Agreement.

Signature and Seal Column of the Parties:
Credit Grantor (Lender): Longhua Sub-branch of Shenzhen Rural Commercial Bank (Seal Affixed)

Legal Representative/Person in Charge:	/s/ Liu Yachun

Credit Applicant (Borrower): United Time Technology Co., Ltd. (Seal Affixed)

Legal Representative/Person in Charge:	/s/ Minfei Bao

Guarantor: United Time Technology Co., Ltd. (Seal Affixed)

Legal Representative/Person in Charge:	/s/ Minfei Bao

August 1, 2018
Agreement Version No.: Credit Agreement First Edition in 2016 Valid Date: July 2016
Registrant: Fujiao Hou